Exhibit 99.1

PAPA JOHNS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Louisville, Kentucky (February 29, 2024) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) today announced financial results for the fourth quarter and year ended December 31, 2023.

Fourth Quarter Highlights
•North America comparable sales(a) were up 2% compared with the fourth quarter of 2022 as transaction and ticket growth delivered 2% comparable sales at both Domestic Company-owned restaurants and North America franchised restaurants; International comparable sales(a) were down 6%.
•89 net unit openings driven by 36 North America and 53 International net unit openings.
•Global system-wide restaurant sales were $1.34 billion, an 11%(b) increase from the prior year fourth quarter. Excluding the 53rd week in 2023, global system-wide sales were up approximately 2%(b).
•Total revenues of $571 million were up $45 million, or 9%, compared with a year ago. Excluding the 53rd week, Total revenues were up approximately 1%.
•Diluted earnings per common share of $0.79, up from $0.66 for the fourth quarter of 2022; Adjusted diluted earnings per common share(c) was $0.91, up from $0.71 a year ago.

Full Year Highlights
•North America comparable sales(a) were up 1% from a year ago driven by a 3% increase in Domestic Company-owned restaurants; International comparable sales(a) were down 3%.
•208 net unit openings for the full year 2023 with 57 net unit openings in North America and 151 net unit openings in International markets.
•Global system-wide restaurant sales were $5.04 billion, a 5%(b) increase over the prior year. Excluding the 53rd week in 2023, global system-wide sales were up 3%(b).
•Total revenues of $2.14 billion were up $34 million, or 2%, from 2022. Excluding the 53rd week in 2023, Total revenues were down less than 1% driven by lower revenues in our North America commissary segment due to commodity price declines.
•Diluted earnings per common share of $2.48 compared with $1.89 for 2022; adjusted diluted earnings per common share(c) was $2.71 compared with $2.94 a year ago.
“Papa Johns finished 2023 with a solid fourth quarter and achieved record system-wide sales for the year, marking this as our fourth consecutive year of positive North America comparable restaurant sales,” said Rob Lynch, Papa Johns President and CEO. "More importantly, we made significant progress in several key operational areas during the year. We improved our Domestic company-owned restaurant-level margins, grew our global footprint and enhanced our digital solutions and marketing platforms. These efforts have strengthened Papa Johns and laid the foundation for our next phase of growth.”
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(a) North America and International comparable sales are reported on a 13-week and 52-week basis, excluding the 53rd week in 2023.
(b) Excludes the impact of foreign currency.
(c) Represents Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Exhibit 99.1
Lynch continued, “We are also making progress on our International transformation initiatives, which include optimizing our UK business model. We continue to see sequential improvement in our UK sales, with UK franchisees reporting their second consecutive quarter of positive comparable sales in the fourth quarter. We are building on the progress in this important market as we continue to take strategic actions that will drive improved profitability and further strengthen our franchisee base.”
“Looking ahead, we are excited about the long-term future of Papa Johns as we embark on our Back to Better 2.0 growth initiatives and focus on accelerating our North America development. While we recognize the dynamic global environment may present challenges in the near term, we will maintain flexibility as we focus on advancing our strategic initiatives. We remain confident in our business model, our long-term strategy, the strength of our brand, loyalty of our customer base and our ability to deliver value for all stakeholders,” concluded Lynch.

Exhibit 99.1

Financial Highlights

	Three Months Ended			Year Ended
(In thousands, except per share amounts)	December 31, 2023	December 25, 2022	Increase (Decrease)	December 31, 2023	December 25, 2022	Increase (Decrease)
Total revenues	$571,322	$526,234	$45,088	$2,135,713	$2,102,103	$33,610
Operating income	$42,566	$36,230	$6,336	$147,142	$109,030	$38,112
Adjusted operating income (a)	$47,354	$38,226	$9,128	$157,025	$157,462	$(437)
Net income attributable to the Company	$26,093	$23,514	$2,579	$82,098	$67,772	$14,326
Diluted earnings per common share	$0.79	$0.66	$0.13	$2.48	$1.89	$0.59
Adjusted diluted earnings per common share (a)	$0.91	$0.71	$0.20	$2.71	$2.94	$(0.23)
Results for the fourth quarter and fiscal year 2023 are not directly comparable with the fourth quarter and fiscal year 2022, as year-over-year comparisons are affected by an additional week of operations in the fourth quarter of 2023. For comparability purposes we will describe the estimated impact of the 53rd week on 2023 in the discussion below.

Additionally, the comparison of results between periods is impacted by the International franchisee acquisitions that occurred in the second and third quarters of 2023, which resulted in 118 UK restaurants moving from franchised to Company-owned, as well as the second quarter 2022 Domestic refranchising, which resulted in 90 US restaurants moving from Company-owned to franchised.

Quarterly Results

Total revenues of $571.3 million in the fourth quarter of 2023 increased $45.1 million, or 8.6%, compared with the prior year. The increase was largely driven by the additional week of operations in 2023, which contributed approximately $41 million. The remaining year-over-year total revenue growth for the fourth-quarter was driven by a $7 million increase from our Domestic Company-owned restaurants driven by higher comparable sales, a $1 million increase from North America franchise royalties, and an $12 million increase from International revenues due to the UK franchisee acquisitions. These increases were largely offset by a $15 million decrease in North America commissary revenues reflecting decreased commodity prices in 2023.

For the fourth quarter of 2023, global system-wide restaurant sales were $1.34 billion, up 11.0% from a year ago (excluding the impact of foreign currency). The increase was largely driven by a 9% benefit from the additional week of operations in 2023. The remaining 2% fourth-quarter growth in global system-wide sales driven by new restaurant openings and higher North America comparable sales.

Operating income of $42.6 million for the fourth quarter of 2023 increased $6.3 million or 17.5% compared with the fourth quarter last year. The increase in Operating income was driven by a roughly $8 million benefit from the 53rd week of operations in 2023 in addition to positive North America
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(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measures.

Exhibit 99.1
comparable sales, decreased commodity costs and lower insurance expenses related to improved auto and workers’ compensation claims experience. This growth was offset by a $2 million increase in International restructuring and UK repositioning costs and an approximate $5 million year-over-year impact related to the UK franchisee acquisition when taking into consideration a fourth quarter 2023 operating loss and fourth quarter 2022 franchise royalty fees.

Adjusted operating income(a) was $47.4 million, up $9.1 million or 23.9% from the prior year comparable period. The increase in Adjusted operating income was largely driven by the benefit from the 53rd week of operations in 2023, in addition to our fourth-quarter sales and unit growth and continued discipline surrounding our General and Administrative expenses. These improvements were largely offset by the impact related to the UK franchisee acquisition.

Diluted earnings per common share was $0.79 for the fourth quarter of 2023 compared with $0.66 in the fourth quarter of 2022. Adjusted diluted earnings per common share(a) was $0.91 compared with $0.71 in the fourth quarter of 2022. These changes were driven by the same factors impacting operating income and adjusted operating income as discussed above. In addition, diluted earnings per share and adjusted diluted earnings per common share reflect higher interest expense and a lower effective tax rate compared with the fourth quarter of 2022. Interest expense increased in 2023 largely due to higher borrowings used to fund share repurchases in the first quarter.

Full Year Results

Total revenues of $2.1 billion for 2023 increased $33.6 million, or 1.6%, compared with the prior year. The increase was largely driven by the additional week of operations in 2023, which contributed approximately $41 million, in addition to a $31 million increase from our Domestic Company-owned restaurants, a $3 million increase in North America franchise royalties and a $24 million increase in International revenues primarily related to the UK franchisee acquisitions. These increases were offset by a $44 million decrease in North America commissary revenues reflecting lower commodity prices and transaction volume in 2023, a $3 million decrease primarily related to the sale of our Preferred Marketing subsidiary and the $18 million impact of refranchising 90 restaurants in the second quarter of 2022.

For 2023, global system-wide restaurant sales were $5.04 billion, up 5.0% from a year ago (excluding the impact of foreign currency fluctuations). The increase was driven by higher equivalent units in International and Domestic markets along with a 2% benefit from the additional week of operations in 2023.

Operating income of $147.1 million for 2023 increased $38.1 million compared with the prior year. The increase in Operating income was driven by higher North America comparable sales, lower commodity costs and continued operational efficiency improvements, as well as a roughly $8 million benefit from the additional week of operations in 2023. The increased Operating income also included the prior year impact of $41 million in certain charges incurred during 2022 related to the conflict in Ukraine, legal settlements, and the Domestic refranchising transaction. This growth was offset by a roughly $9 million year-over-year impact related to the UK franchisee acquisition when taking into consideration the third and fourth quarter 2023 operating losses and 2022 franchise royalty fees, along with lower International comparable sales.

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(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measures.

Exhibit 99.1

Adjusted operating income(a) of $157.0 million for 2023 was consistent with the prior year as the benefit of the additional week of operations in 2023, higher North America comparable sales and lower commodity costs was offset by increased variable compensation expense, higher depreciation costs related to our investment in technology support initiatives and the impact of operating losses incurred from the UK company-owned restaurants in 2023.

Diluted earnings per common share was $2.48 for 2023 compared with $1.89 in 2022. Adjusted diluted earnings per common share(a) was $2.71 compared with $2.94 in 2022. These changes were driven by the same factors impacting operating income and adjusted operating income as discussed above. In addition, diluted earnings per share and adjusted diluted earnings per share reflect higher interest expense compared with 2022 due to higher borrowings used to fund share repurchases in the first quarter of 2023.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results for the year ended December 31, 2023.

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(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measures.

Exhibit 99.1
Global Restaurant Sales Information

Global restaurant and comparable sales information for the fourth quarter and year ended December 31, 2023, compared with the fourth quarter and year ended December 25, 2022 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Year ended
Amounts below exclude the impact of foreign currency	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Comparable sales growth (decline) (a):
Domestic Company-owned restaurants	2.2%	0.8%	3.4%	(1.0)%
North America franchised restaurants	1.7%	1.1%	0.1%	1.2%
North America restaurants	1.8%	1.1%	0.8%	0.7%
International restaurants	(5.5)%	(3.4)%	(3.1)%	(5.3)%
Total comparable sales growth (decline)	0.1%	—%	(0.1)%	(0.8)%
System-wide restaurant sales growth (b):
Domestic Company-owned restaurants	12.4%	2.9%	6.7%	1.3%
North America franchised restaurants	10.9%	2.5%	3.6%	2.5%
North America restaurants	11.2%	2.6%	4.1%	2.3%
International restaurants (c)	10.5%	3.5%	7.7%	4.8%
Total global system-wide restaurant sales growth (c)	11.0%	2.8%	5.0%	2.9%
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(a) Comparable sales growth (decline) in the fourth quarter of 2023 includes a 13-week comparison to the fourth quarter of 2022 and a 52 week comparison for fiscal year 2023 to fiscal year 2022.
(b) System-wide restaurant sales growth includes 14 weeks in the fourth quarter of 2023 and 53 weeks in fiscal year 2023.
(c) The twelve months ended December 25, 2022 exclude the impact of franchisee suspended restaurants.

Global Restaurant Unit Data

As of December 31, 2023, there were 5,906 Papa Johns restaurants operating in 50 countries and territories, as follows:

Fourth Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
September 24, 2023 (a)	526	2,871	3,397	118	2,302	2,420	5,817
Opened	5	43	48	—	81	81	129
Closed	—	(12)	(12)	—	(28)	(28)	(40)
Refranchised	—	—	—	(1)	1	—	—
December 31, 2023	531	2,902	3,433	117	2,356	2,473	5,906
Net unit growth/(decline)	5	31	36	(1)	54	53	89

Exhibit 99.1

Full year	Domestic Company Owned		Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
December 25, 2022 (a)	522		2,854	3,376	—	2,322	2,322	5,698
Opened	5		87	92	—	234	234	326
Closed	(2)		(33)	(35)	—	(83)	(83)	(118)
Sold	—		(10)	(10)	—	(118)	(118)	(128)
Acquired	10		—	10	118	—	118	128
Refranchised	(4)		4	—	(1)	1	—	—
December 31, 2023	531	—	2,902	3,433	117	2,356	2,473	5,906
Net unit growth/(decline)	9		48	57	117	34	151	208
(a) 2022 full year store activity has been adjusted from previous presentations, as eight International franchised locations were reclassified as closed locations following a review of temporary restaurant closures.

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $116.4 million for the year ended December 31, 2023, compared with $39.4 million in the prior year period. The year over year change primarily reflects increased cash flow from operating activities as a result of overall business performance and higher accrued expenses.

	Year Ended
(in thousands)	December 31, 2023	December 25, 2022
Net cash provided by operating activities	$193,055	$117,808
Purchases of property and equipment	(76,620)	(78,391)
Free cash flow	$116,435	$39,417
We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend and Share Repurchases

The Company paid cash dividends of $15.1 million ($0.46 per common share) in the fourth quarter of 2023. On January 30, 2024, our Board of Directors declared a first quarter 2024 dividend of $0.46 per common share. The dividend was paid on February 23, 2024 to stockholders of record as of the close of business on February 12, 2024.

Exhibit 99.1
Conference Call

Papa Johns will host a call with analysts today, February 29, 2024, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,900 restaurants in 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, store closures, labor shortages, labor cost increases, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, investments in and repositioning of the UK market, International restructuring, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related

Exhibit 99.1
to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflicts in Ukraine and the Middle East and other international conflicts and risks related to a possible economic recession or downturn that could reduce consumer spending or demand. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Exhibit 99.1
Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales excludes sales of restaurants that were not open during both the current and prior fiscal periods and franchisees for which we suspended corporate support. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in total system restaurant sales year-over-year. Global system-wide restaurant sales and global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe North America, International and global restaurant and comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Exhibit 99.1
Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board of Directors utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

	Three months ended		Year Ended
(In thousands, except per share amounts)	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
Operating income	$42,566	$36,230	$147,142	$109,030
UK repositioning and acquisition-related costs (a)	1,742	1,996	4,243	5,223
International restructuring costs (b)	2,178	—	2,178	—
Middle East related costs (c)	868	—	868	—
Refranchising and impairment losses (d)	—	—	—	26,702
Legal settlements (e)	—	—	577	15,000
Other costs (f)	—	—	2,017	1,507
Adjusted operating income	47,354	38,226	157,025	157,462

Net income attributable to common shareholders	$26,093	$23,373	$82,098	$67,362
UK repositioning and acquisition-related costs (a)	1,742	1,996	4,243	5,223
International restructuring costs (b)	2,178	—	2,178	—
Middle East related costs (c)	868	—	868	—
Refranchising and impairment losses (d)	—	—	—	26,702
Legal settlements (e)	—	—	577	15,000
Other costs (f)	—	—	2,017	1,507
Tax effect of adjustments (g)	(1,082)	(449)	(2,234)	(10,897)
Adjusted net income attributable to common shareholders (h)	29,799	24,920	89,747	104,897

Diluted earnings per common share	$0.79	$0.66	$2.48	$1.89
UK repositioning and acquisition-related costs (a)	0.06	0.07	0.13	0.15
International restructuring costs (b)	0.07	—	0.07	—
Middle East related costs (c)	0.02	—	0.02	—
Refranchising and impairment losses (d)	—	—	—	0.75
Legal settlements (e)	—	—	0.02	0.42
Other costs (f)	—	—	0.06	0.04
Tax effect of adjustments (g)	(0.03)	(0.02)	(0.07)	(0.31)
Adjusted diluted earnings per common share (h)	0.91	0.71	2.71	2.94
See footnotes on following page

Exhibit 99.1
Footnotes to Non-GAAP Financial Measures

(a) Represents costs associated with repositioning the UK portfolio as well as transaction costs related to the acquisition of stores from franchisees.
(b) In the fourth quarter of 2023, the Company initiated an International Restructuring plan. During the period, costs incurred related to the restructuring include $1.5 million in severance and compensation costs and $0.7 million in consulting and professional fees.
(c) Represents a one-time non-cash charge of $0.9 million recorded in the fourth quarter of 2023 related to the reserve of certain accounts receivable related to the conflict in the Middle East, which were recorded as General and Administrative expense.
(d) Refranchising and impairment losses consisted of the following pre-tax adjustments:
(1) A one-time, non-cash charge of $8.4 million ($0.24 loss per diluted share for the year ended December 25, 2022) recorded in the first quarter of 2022 associated with the refranchising of the Company’s controlling interest in a 90-restaurant joint venture, recorded as Refranchising and impairment loss;
(2) A one-time non-cash charge of $17.4 million ($0.49 loss per diluted share for the year ended December 25, 2022) recorded in the first quarter of 2022 related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million;
(3) An impairment charge of $0.9 million on the right-of-use assets on leases recorded in the third quarter of 2022 associated with the termination of a significant franchisee in the UK, which was recorded in Refranchising and impairment loss.
(e) Represents accruals for certain legal settlements recorded in General and administrative expenses.
(f) Represents severance and related costs associated with the transition of certain executives incurred during the twelve month periods ended December 31, 2023 and December 25, 2022.
(g) The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rate of 22.6% for the three month and twelve months ended December 31, 2023 and 22.5% for the three month and twelve months ended December 25, 2022.
(h) Amounts shown exclude the impact of allocation of undistributed earnings to participating securities.

Exhibit 99.1
Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	December 31, 2023	December 25, 2022

Assets
Current assets:
Cash and cash equivalents	$40,587	$47,373
Accounts receivable (less allowance for credit losses of $8,353 in 2023 and $6,718 in 2022)	104,244	102,533
Notes receivable, current portion	5,199	6,848
Income tax receivable	2,577	8,780
Inventories	36,126	41,382
Prepaid expenses and other current assets	42,285	44,123
Total current assets	231,018	251,039
Property and equipment, net	282,812	249,793
Finance lease right-of-use assets, net	31,740	24,941
Operating lease right-of-use assets	164,158	172,425
Notes receivable, less current portion (less allowance for credit losses of $16,092 in 2023 and $14,499 in 2022)	12,346	21,248
Goodwill	76,206	70,616
Other assets	76,725	74,165
Total assets	$875,005	$864,227

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$74,949	$62,316
Income and other taxes payable	17,948	8,766
Accrued expenses and other current liabilities	158,167	142,535
Current deferred revenue	20,427	21,272
Current finance lease liabilities	9,029	6,850
Current operating lease liabilities	24,076	23,418
Total current liabilities	304,596	265,157
Deferred revenue	20,366	23,204
Long-term finance lease liabilities	24,144	19,022
Long-term operating lease liabilities	151,050	160,905
Long-term debt, net	757,422	597,069
Other long-term liabilities	60,192	68,317
Total liabilities	1,317,770	1,133,674

Redeemable noncontrolling interests	851	1,217

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,235 at December 31, 2023 and 49,138 at December 25, 2022)	492	491
Additional paid-in capital	452,290	449,829
Accumulated other comprehensive loss	(7,803)	(10,135)
Retained earnings	219,027	195,856
Treasury stock (16,747 shares at December 31, 2023 and 14,402 shares at December 25, 2022, at cost)	(1,123,098)	(922,434)
Total stockholders’ deficit	(459,092)	(286,393)
Noncontrolling interests in subsidiaries	15,476	15,729
Total Stockholders’ deficit	(443,616)	(270,664)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$875,005	$864,227

Exhibit 99.1
Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year ended
(In thousands, except per share amounts)	December 31, 2023	December 25, 2022	December 31, 2023	December 25, 2022
	(Unaudited)	(Unaudited)
Revenues:
Domestic Company-owned restaurant sales	$193,521	$172,163	$726,362	$708,389
North America franchise royalties and fees	38,726	34,502	144,550	137,399
North America commissary revenues	227,928	224,457	852,361	869,634
International revenues	48,189	32,593	157,187	129,903
Other revenues	62,958	62,519	255,253	256,778
Total revenues	571,322	526,234	2,135,713	2,102,103
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	150,967	143,321	587,889	585,307
North America commissary expenses	211,120	206,757	787,554	811,446
International expenses	35,656	18,655	103,198	76,001
Other expenses	57,822	58,358	235,483	238,810
General and administrative expenses	55,916	48,893	210,357	217,412
Depreciation and amortization	17,275	14,020	64,090	52,032
Total costs and expenses	528,756	490,004	1,988,571	1,981,008
Refranchising and impairment loss	—	—	—	(12,065)
Operating income	42,566	36,230	147,142	109,030
Net interest expense	(11,795)	(7,294)	(43,469)	(25,261)
Income before income taxes	30,771	28,936	103,673	83,769
Income tax expense	4,328	5,208	20,874	14,420
Net income before attribution to noncontrolling interests	26,443	23,728	82,799	69,349
Net income attributable to noncontrolling interests	(350)	(214)	(701)	(1,577)
Net income attributable to the Company	$26,093	$23,514	$82,098	$67,772

Calculation of net income for earnings per share:
Net income attributable to the Company	$26,093	$23,514	$82,098	$67,772
Dividends paid to participating securities	—	(78)	—	(306)
Net income attributable to participating securities	—	(63)	—	(104)
Net income attributable to common shareholders	$26,093	$23,373	$82,098	$67,362

Basic earnings per common share	$0.80	$0.66	$2.49	$1.90
Diluted earnings per common share	$0.79	$0.66	$2.48	$1.89

Basic weighted average common shares outstanding	32,594	35,167	32,931	35,497
Diluted weighted average common shares outstanding	32,829	35,336	33,159	35,717

Dividends declared per common share	$0.46	$0.42	$1.76	$1.54

Exhibit 99.1
Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year ended
(In thousands)	December 31, 2023	December 25, 2022
Operating activities
Net income before attribution to noncontrolling interests	$82,799	$69,349
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for allowance for credit losses on accounts and notes receivable	5,393	20,539
Depreciation and amortization	64,090	52,032
Refranchising and impairment loss	—	12,065
Deferred income taxes	(5,991)	2,798
Stock-based compensation expense	17,924	18,388
Other	66	1,056
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,049)	(29,167)
Income tax receivable	6,212	586
Inventories	5,441	(7,496)
Prepaid expenses and other current assets	817	5,587
Other assets and liabilities	(11,803)	(13,458)
Accounts payable	23,371	(8,350)
Income and other taxes payable	9,087	(10,710)
Accrued expenses and other current liabilities	7,402	4,846
Deferred revenue	(3,704)	(257)
Net cash provided by operating activities	193,055	117,808
Investing activities
Purchases of property and equipment	(76,620)	(78,391)
Notes issued	(4,338)	(9,296)
Repayments of notes issued	4,655	13,045
Acquisitions, net of cash acquired	(5,613)	(1,219)
Proceeds from refranchising, net of cash transferred	—	13,588
Proceeds from the sale of property and equipment	3,457	—
Other	3,336	(520)
Net cash used in investing activities	(75,123)	(62,793)
Financing activities
Net proceeds of revolving credit facilities	159,000	115,000
Proceeds from exercise of stock options	2,252	4,036
Acquisition of Company common stock	(210,348)	(125,000)
Dividends paid to common stockholders	(58,451)	(54,767)
Tax payments for equity award issuances	(6,416)	(9,546)
Distributions to noncontrolling interests	(1,320)	(1,211)
Principal payments on finance leases	(8,821)	(5,416)
Other	28	664
Net cash used in financing activities	(124,076)	(76,240)
Effect of exchange rate changes on cash and cash equivalents	(642)	(2,012)
Change in cash and cash equivalents	(6,786)	(23,237)
Cash and cash equivalents at beginning of period	47,373	70,610
Cash and cash equivalents at end of period	$40,587	$47,373